Eclipsys Releases Financial Results for Quarter Ended March 31, 2007


Boca Raton, FL -- May 2, 2007 -- Eclipsys Corporation(R) (NASDAQ: ECLP), The Outcomes Company(R), today released results for the quarter ended March 31, 2007.

First-Quarter Results
Revenues for the quarter ended March 31, 2007, increased by 12.0 percent to $113.0 million, compared with revenues of $100.9 million for the quarter ended March 31, 2006. On a GAAP basis, the first-quarter net income was $2.4 million or $0.05 per common share on a basic and $0.04 per common share on a diluted basis in 2007 compared to a net loss of ($8.0) million, or ($0.16) per common share on a basic and diluted basis in the first-quarter of 2006.

Net income for the first-quarter of 2007 included stock-based compensation expense of $2.8 million. Excluding this charge, the Company's non-GAAP net income was $5.2 million, resulting in non-GAAP earnings per share of $0.10 on a basic and diluted basis. Additionally, the Company recorded a $1.0M expense in the quarter for legal and accounting services related to its voluntary stock option review. Net income for the first-quarter of 2006 included stock-based compensation expense of $2.9 million and a restructuring charge of $7.2 million. Excluding these charges, the Company's first-quarter 2006 non-GAAP net income was $2.1 million, or $0.04 per common share on a basic and diluted basis.

The following table summarizes (unaudited) select financial data:

                               --------------------------------------------
                                   In thousands, except per share data
                               --------------------------------------------

                               --------------------------------------------
                                Three months ended March 31, (unaudited)
                               --------------------------------------------
                                 2007       2006      $ Change    % Change
                                 ----       ----      --------    --------
                                          restated
                                          --------
Revenues                       $113,030   $100,891     $12,139        12.0%
Net income / (loss)               2,401    (7,992)      10,393          N/A
Earnings / (loss) per             $0.05    ($0.16)       $0.21          N/A
share, basic
Earnings / (loss) per             $0.04    ($0.16)       $0.20          N/A
share, diluted

                               --------------------------------------------
                                            Non-GAAP Results*
                                Three months ended March 31, (unaudited)
                               --------------------------------------------
                                 2007       2006      $ Change    % Change
                                 ----       ----      --------    --------
                                          restated
                                          --------
Revenues                       $113,030   $100,891     $12,139        12.0%
Net income*                       5,161      2,086       3,075       147.4%
Earnings per share, basic         $0.10      $0.04       $0.06       150.0%
and diluted*

*A reconciliation of GAAP to non-GAAP results is included in the attached table.

The following table summarizes select Cash Flow data:

                               --------------------------------------------
                                             In thousands
                               --------------------------------------------

                               --------------------------------------------
                                  Three months ended March 31, (unaudited)
                               --------------------------------------------
                                 2007       2006      $ Change    % Change
                                 ----       ----      --------    --------
Cash provided by / (used in)    $10,343   $(10,104)    $20,447       202.4%
Operating Activities


                   1750 Clint Moore Road, Boca Raton, FL 33487
            phone 561.322.4321 o fax 561.322.4320 o info@eclipsys.com

Eclipsys Releases Financial Results for the Quarter Ended March 31, 2007 May 2, 2007
Page 2 of 4


The following table summarizes select Balance Sheet data:

                            ----------------------------------------------------
                                                In thousands
                            ----------------------------------------------------

                            ----------------------------------------------------
                                                    As of
                            ----------------------------------------------------

                            March 31, 2007    December 31,   $ Change   % Change
                            --------------    ------------   --------   --------
                             (Unaudited)          2006
                            --------------    ------------

Cash, cash equivalents &       $138,139         $130,813      $7,326       5.6%
marketable securities
Accounts receivables, net        89,675           93,821      -4,146      -4.4%
Deferred revenue                112,364          114,587      -2,223      -1.9%
Days Sales Outstanding               71               72         N/A        N/A


"The first quarter was a good start to the year. We won new accounts, activated many clients with high early clinical adoption and continued to build the senior management team. A major highlight was the Sunrise Clinical Manager activation at NYU Medical Center," said R. Andrew Eckert, president and chief executive officer, Eclipsys Corporation. "As one of the largest `big bang' activations in the history our industry, it was a defining moment for Eclipsys and demonstrated the scalability of Sunrise Clinical Manager and our integrated Pharmacy information system, while also affirming the strides our professional services organization has made in its ability to successfully deliver on-time and on-budget implementations in a high-acuity care environment."

Continued Eckert, "The 2007 KLAS CPOE Digest was released this past quarter and, once again, the report showed that Eclipsys' computerized physician order entry solutions lead the industry in physician adoption. Eclipsys' Knowledge-Based CPOE(TM) system includes real-time access to actionable knowledge, with clinical decision support, including expert levels of checking relative to changes in a patient's condition. These capabilities give physicians confidence that the system will help them enhance care delivery and ultimately achieve improved outcomes in care, cost and satisfaction. I believe this is why the report also indicates that Eclipsys clients are twice as likely as users of other available CPOE solutions to cite patient safety as a benefit of implementing CPOE."

Separately, the Company also announced the completion of its voluntary stock option review. The review did not result in any material increase in compensation expense for the first quarter, but did result in out-of-pocket costs incurred during the quarter, which are reflected in the results reported in this release. For additional information regarding completion of the stock option review, please refer to the separate release issued by the Company today.

The Company has delayed filing its annual report on Form 10-K for the year ended December 31, 2006 pending conclusion of the voluntary stock option review. With the completion of that voluntary review, the Company expects to file its Form 10-K within the next several weeks. The results of the voluntary stock option review have not resulted in a material change to the preliminary financial results for 2006 previously disclosed with the Company's 2006 earnings release. However, unrelated to the voluntary stock option review, our December 31, 2006 financial statements will reflect an aggregate reduction in non-cash stock-based compensation expense of approximately $1.7 million (or approximately $560,000 per quarter for the second, third and fourth quarters of 2006) compared to previously disclosed 2006 financial results, because the earlier results included an over-expensing of non-cash stock-based compensation expense. This adjustment is the result of an input error that occurred in the second quarter of 2006 that caused the method of amortization of cost for certain stock grants to be incorrectly accelerated. Management identified this error in connection with annual proxy review procedures and does not believe the resulting reduction in previously recognized 2006 quarterly non-cash stock-based compensation is material. However, effective controls were not maintained to ensure the accuracy on a quarterly basis of the compensation expense related to the amortization of stock options grant costs, including the existence of an effective monitoring control to detect an input error. Management has determined that this control deficiency constituted a material weakness. This weakness and remediation of the control deficiency has been implemented and will be described more fully in our December 31, 2006 Form 10-K, when filed.

Eclipsys Releases Financial Results for the Quarter Ended March 31, 2007 May 2, 2007
Page 3 of 4


Investor Teleconference May 2
Eclipsys senior executives will discuss the results during an investor community teleconference scheduled for 4:30 p.m. Eastern time on Wednesday, May 2. Persons interested in participating in the teleconference should call (800) 230-1951 approximately 15 minutes before the conference is slated to begin. For listen-only mode, participants should go to www.eclipsys.com prior to the conference call to register and download the necessary audio software. An audio replay will be available at www.eclipsys.com approximately 2 hours after the completion of the call on May 2.

Non-GAAP Measures
The financial results reported in this press release have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). In addition to the GAAP results, the Company has provided net income and earnings per share information on a non-GAAP basis for the three month periods ended March 31, 2007 and 2006 to exclude stock-based compensation expense and restructuring charges. These non-GAAP financial measures should not be considered a substitute for, or superior to, any measure derived in accordance with GAAP. These non-GAAP financial measures may also be inconsistent with the manner in which similar measures are derived or used by other companies. Internally, management uses this non-GAAP information for forecasting and to help make management decisions, as an indicator of business performance, and to evaluate management's effectiveness and help determine bonuses for management and others. The economic substance of omitting non-cash stock-based compensation expense in presenting non-GAAP earnings derives from providing investors with consistent measures of performance both before and after the implementation of FAS 123R. The economic substance of omitting restructuring charges derives from the fact that episodic charges of this kind make it more difficult to compare operating results of different periods, not all of which include such restructuring charges. The omission of non-cash stock-based compensation expense may mask an economic cost incurred by the Company in connection with stock-based compensation, and the omission of restructuring charges may mask actual future expected cash expenditures incurred in connection with the restructuring. Management compensates for these limitations by using both the GAAP and non-GAAP measures. Management believes that the non-GAAP financial measures provided, when considered in conjunction with comparable GAAP financial measures, facilitate understanding and evaluation of the Company's operating performance and future prospects, as well as comparisons of the Company's results with its prior period results that did not include these charges and with results of other companies on a more consistent basis. Omitting the 2006 restructuring charges facilitates comparison between the 2006 and 2007 periods, as no restructuring charges were recorded in the 2007 period. Omitting the stock-based compensation expense facilitates review by the majority of our analysts, who model our earnings excluding our stock-based compensation charges. The Company has provided reconciling information in the attachment to this release.

About Eclipsys
Eclipsys is a leading provider of advanced integrated information software, clinical content and professional services that help healthcare organizations improve clinical, financial, operational and customer-satisfaction outcomes. For more information, see www.eclipsys.com or email info@eclipsys.com.

Eclipsys Releases Financial Results for the Quarter Ended March 31, 2007 May 2, 2007
Page 4 of 4


Statements in this news release or the investor call referenced herein concerning the Company's sales, marketing and operational initiatives; future financial results, operating performance, and development efforts; and the benefits provided by Eclipsys software and services are forward-looking statements and actual results may differ from those projected due to a variety of risks and uncertainties. Future performance expectations are predicated upon achievement of various sales and performance targets that may be difficult to meet. Sales may be slower than expected due to market conditions, competition, and other factors. Costs may be greater than anticipated due to the potential need to increase spending to ensure performance in accordance with commitments to clients and other factors. Software development may take longer and cost more than expected, and incorporation of anticipated features and functionality may be delayed, due to various factors including programming and integration challenges and resource constraints. The market is highly competitive. Implementation and customization of Eclipsys software is complex and time-consuming. Results depend upon a variety of factors and can vary by client. Each client's circumstances are unique and may include unforeseen issues that make it more difficult than anticipated to implement or derive benefit from software, implementation or consulting services. The success and timeliness of the Company's services will depend at least in part upon client involvement, which can be difficult to control. Eclipsys is required to meet specified performance standards, and clients can terminate contracts, assess penalties or reduce contract scope under certain circumstances. More information about company risks is available in recent Form 10-K and other filings made by Eclipsys from time to time with the Securities and Exchange Commission. Special attention is directed to the portions of those documents entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


Eclipsys
Jason Cigarran                              Robert J. Colletti
Director of Media Relations (media)         Chief Financial Officer (investors)
(561) 322-4355                              (561) 322-4655
jason.cigarran@eclipsys.com                 investor.relations@eclipsys.com

                      Eclipsys Corporation and subsidiaries
                Consolidated Statements of Operations - Unaudited
                      (In thousands, except per share data)


                                              Three Months Ended
                                             March 31,     March 31,
                                               2007          2006
                                                           restated
                                            ------------------------
Revenues:
  Systems and services                      $ 109,183      $  96,330
  Hardware                                      3,847          4,561
                                            ---------      ---------
    Total revenues                            113,030        100,891
                                            ---------      ---------

Costs and expenses:
  Costs of systems and services revenues       64,707         56,473
  Costs of hardware revenues                    3,027          3,651
  Sales and marketing                          18,138         16,269
  Research and development                     14,408         16,962
  General and administrative                    7,569          5,677
  Depreciation and amortization                 4,275          3,802
  Restructuring charge                             --          7,198
                                            ---------      ---------
    Total costs and expenses                  112,124        110,032
                                            ---------      ---------

Income (loss) from operations                     906         (9,141)
Interest income, net                            1,514          1,149
                                            ---------      ---------
Income (loss) before income taxes               2,420         (7,992)

Provision for income taxes                         19             --
                                            ---------      ---------
Net income (loss)                           $   2,401      $  (7,992)
                                            =========      =========

Earnings (loss) per share:
Basic earnings (loss) per share             $    0.05      $   (0.16)
                                            =========      =========
Diluted earnings (loss) per share           $    0.04      $   (0.16)
                                            =========      =========

Weighted average shares outstanding:
Basic                                          52,328         50,581
                                            =========      =========
Diluted                                        53,544         50,581
                                            =========      =========

                      ECLIPSYS CORPORATION AND SUBSIDIARIES
                   Reconciliation of GAAP to Non-GAAP Results
                    (In thousands, except per share amounts)

                                                 Three Months Ended
                                                       March 31,
                                               ------------------------
                                                 2007             2006
                                               -------          -------

GAAP net earnings (loss)                       $ 2,401          $(7,992)


Add back:
  Stock-based compensation expense(1)            2,760            2,880
  Restructuring charge(2)                           --            7,198

                                               -------          -------
Non-GAAP net income                            $ 5,161          $ 2,086
                                               =======          =======


Non-GAAP basic earnings per share              $  0.10          $  0.04
                                               =======          =======
Non-GAAP diluted earnings per share            $  0.10          $  0.04
                                               =======          =======


(1) On January 1, 2006, we adopted SFAS 123R and applied the modified prospective transition method. Under this method, we did not restate any prior periods. During the first-quarter of 2007, we recorded stock-based compensation expense of $2.8 million.

                                        Three Months Ended  Three Months Ended
                                          March 31, 2007      March 31, 2006
                                        ------------------  ------------------

  Costs of systems & services                   $1,076          $  926
  Sales and marketing                              970             857
  Research and development                         529             357
  General and administrative                       185             740
                                                ------          ------
  Total share-based compensation expense        $2,760          $2,880
                                                ------          ------

(2) This charge is associated with certain headcount reductions made in the first quarter of 2006 to reduce costs and redirect spending into client-related functions, including customer support and professional services.